Exhibit 99.1

Magnum Announces Joint Venture with Green Tech Solutions and Purchase of Buffing Equipment

Monday August 25, 8:00 am ET

MAGOG, Canada, Aug. 25 /PRNewswire-FirstCall/ -- Magnum D'Or Resources, Inc. (OTC Bulletin Board: MDOR - News; Magnum) announces a Joint Venture with Green Tech Solutions (GTS) and announces the companies first purchase of 4 buffing machines.

Magnum's Canadian Operations Manager Michel Boux stated, "Green Tech Solutions recently purchased 2 standard buffers and 2 OTR buffer machines through Magnum D'Or Resources. This purchase constitutes an investment of roughly $400,000.00 USD and was made on behalf of GTS through the joint venture agreement in order to supplement production capacity for Magnum. This equipment will produce up to 10,000 tons of saleable product at a contracted price of approximately $400 per ton which equates to additional annualized revenue of about $4,000,000 USD."

The buffing equipment will be shipped to and installed at the Magog facility in order to help supply part of the company's current contract obligations for $18,240,000 annually. Magnum has entered into a 5 year joint venture agreement with Green Tech Solutions to have them become one of their key subcontractors for the production of non-powdered products for the North American market.

This also marks the transition of the company from a Development stage company into an Operating entity.

Magnum's New Magog Facility:

Magog is a well known rubber and plastics epicenter that is located in the Estrie region of Quebec and in the MRC Memphremagog. It benefits from an exceptional geographic location since it is situated on the Canadian-American border. Located at 2935 Rene-Patenaude Magog (Quebec), J1X 7J2 is comprised of a 98,000+ sq ft mixed use building located within the Technology Center of Magog, Quebec, Canada on approximately 10 acres of land. The facility will accommodate production lines for wholesale production, equipment development, assembly, and distribution to the U.S. and Canadian markets. Magnum expects to produce ultra fine rubber powders, EPDM powders, EPDM compounds, thermoplastics, and thermoplastics elastomers at the plant in the near future.

Recent pictures of the Facility here:
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About Magnum:

Magnum's proprietary "GREEN" technology provides a one of a kind solution to all of the challenges in eliminating Stockpiles of Scrap Tires and Global Waste: Magnum currently has open contracts with NSS, LLC that equal $131 Million USD over the next Five years for the production of both rubber nuggets and rubber buffing.

Magnum, with its new technology and through licensing rights, owns a number of patents for the re-composition of rubber, the production of EPDM powders, and EPDM compounds that could potentially revolutionize the rubber recycling industry in North America and China. Thus, MDOR will continue developing new compounds, file new patents, and produce products for the rubber powder it manufactures.

Magnum has the unique opportunity to provide a "Green Solution" to several of the worlds common disposal issues which includes our strategy to establish Turnkey Recycling/Waste Management facilities; design, manufacture, and sell products made with recycled materials; and institute viable solutions to the problem of recycling waste rubber. This also includes our one of a kind close loop recycling technology using our proprietary knowhow for recycling scrap rubber to produce a variety of end products while reducing greenhouse gases.

Magnum is currently in negotiations with Federal and provincial governing bodies for funding that includes: grants, project funding, and financial assistance offered by the Ville de Magog and other government programs offered by both the Quebec and Canadian governments. Magnum will be provided with technical support at each stage of the industrial project, including availability to set up a local committee to support the different stages of the venture. This group may include people from the Town of Magog, the Local Employment Centre (CLE), and the Centre local de developpement (CLD). The resources developed through this group will allow Magnum to obtain maximum support at each step of development that includes: permitting, facility construction, employment of qualified manpower, or developing relations with the various municipal services.

Magnum is working closely and cooperating with Canadian official and General Director Ghyslain Goulet of CLD de la MRC de Memphremagog, to integrate its operations into the local economy. www.cldmemphremagog.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained in this document that are not historical fact are forward-looking statements based upon management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. The company is not required to update its forward-looking statements.

Updates on the progress, shipments and installation will be posted on our website: www.magnumresources.net

Contact:
Magnum D'Or Resources, Inc., Fort Lauderdale
Joseph Glusic, CEO, 305-420-6563
 mdor@magnumresources.net